Exhibit 3.155(a)

CERTIFICATE REGARDING

RESTATED ARTICLES OF INCORPORATION

OF

THE UNIVERSITY CLUB, INC.

Pursuant to Section 79-4-10.07 of the Mississippi Business Corporation Act, the undersigned, in connection with the filing of the Restated Articles of Incorporation of The University Club, Inc. (the “Corporation”), does hereby certify as follows:

1.                         The Restated Articles of Incorporation consolidates any and all amendments into a single document, and includes a new amendment or amendments to the Restated Articles of Incorporation currently in effect at the time of the filing.

2.                         The name of the corporation is: The University Club, Inc.

3.                         The text of each amendment adopted is as follows:

See Exhibit A attached hereto and incorporated herein by reference.

4.                         The date of each amendment’s adoption is November 9, 2010.

5.                         Each amendment was duly approved by the shareholder in the manner required by the Mississippi Business Corporation Act and by the Restated Articles of Incorporation currently in effect at the time of this filing.

November 10, 2010.	/s/ Ingrid Keiser
Date	Signature

Ingrid Keiser
Name of Signer (Typed or Printed)

Secretary
Title

EXHIBIT A

RESTATED ARTICLES OF INCORPORATION

OF

THE UNIVERSITY CLUB, INC.

(For — Profit)

Pursuant to the provisions of Section 79-4-10.07 of the Mississippi Business Corporation Act, these Restated Articles of Incorporation amend and restate the original Articles filed on October 8, 1973, as amended and restated, as set forth herein.

1.                         The name of the corporation is The University Club, Inc.

2.                         The text of the Restated Articles of Incorporation of The University Club, Inc. is as follows:

FIRST. The name of the corporation is The University Club, Inc. (the “Corporation”).

SECOND. The street address of the Corporation’s registered office in the State of Mississippi is 506 South President Street in the City of Jackson, County of Hinds, 39201. The name of its registered agent at such address is Corporation Service Company.

THIRD. The Corporation has been formed for the following purposes:

(a)                    to manage, lease and/or operate one or more sports or business clubs, in the City of Jackson, State of Mississippi, including the sports or business club commonly known as University Club of Jackson (the “Business”);

(b)                   to engage in any activities necessary to purchase, acquire, own, hold, sell, endorse, transfer, assign, pledge, lease, mortgage and finance the Business including, without limitation, the grant of a security interest in or mortgage on such Business;

(c)                    to engage in any activities necessary to hold, receive, exchange, otherwise dispose of and otherwise deal in and exercise all rights, powers, privileges, and all other incidents of ownerships or possession with respect to all of the Corporation’s property;

(d)                   to engage in any activities necessary to authorize, execute and deliver any agreement, notice or document in connection with the activities described above, including the filing of any notices, applications and other documents necessary or advisable to comply with any applicable laws, statutes, rules and regulations; and

(e)                    to engage in any lawful activities and to exercise such powers permitted to corporations under the Mississippi Business Corporation Act.

FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is 1,000. All such shares are to be Common Stock, par value of $1.00 per share, and are to be of one class of shares that together have unlimited voting rights and are entitled to receive the net assets of the Corporation upon dissolution.

FIFTH. Reserved.

SIXTH. Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SEVENTH.

(a)                    The business and affairs of the Corporation shall be managed by or under the direction of the Corporation’s Board of Directors.

(b)                   The number of directors of the Corporation shall be as from time to time fixed by the Corporation’s Board of Directors, or in any other manner provided in the By-Laws of the Corporation.

EIGHTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Mississippi, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the By-Laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any By-Law whether adopted by them or otherwise.

NINTH. The Corporation shall respect and appropriately document the separate and independent nature of its activities, as compared with those of any other person or entity, take all reasonable steps to continue its identity as a separate legal entity, and make it apparent to third persons that the Corporation is an entity with assets and liabilities distinct from those of any other person or entity.

TENTH. Reserved.

ELEVENTH. A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for any action taken, or any failure to take any action as a director, except to the extent such elimination or limitation of liability is not permitted under the Mississippi Business Corporation Act as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

TWELFTH. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in these Restated Articles of Incorporation, and other provisions authorized by the laws of the State of Mississippi at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to these Restated Articles of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

THIRTEENTH. Reserved.

FOURTEENTH. The Corporation shall not, without the unanimous vote of the entire Board of Directors without any vacancies, institute proceedings to be adjudicated bankrupt or insolvent; or consent to the institution of bankruptcy or insolvency proceedings against it; or file a petition seeking, or seek or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy; or consent to the appointment of a receiver, liquidator, assignee, trustee, to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of this Corporation or a substantial part of its property; or make any assignment for the benefit of creditors; or admit in writing its inability to pay its debts generally as they become due; or take any corporate action in furtherance of any such action; or take or consent to any of the foregoing actions with respect to any subsidiary of the Corporation.

FIFTEENTH. These Restated Articles of Incorporation were duly approved by the Board of Directors and the shareholder of the Corporation by that certain Consent Action dated November 9, 2010, and pursuant to Section 79-4-10.06 of the Mississippi Business Corporation Code. These Restated Articles of Incorporation supersede the original articles of incorporation and all amendments thereto.

IN WITNESS WHEREOF, the undersigned, being a duly authorized Officer of the Corporation, has executed these Restated Articles of Incorporation this 10th day of November, 2010.

Secretary	/s/ Ingrid Keiser
Signer’s Capacity	Ingrid Keiser